Chapman and Cutler                                        111 West Monroe Street
                                                          Chicago, IL 60603


                                August 29, 2018



First Trust Exchange-Traded Fund VI
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187

         Re:            First Trust Exchange-Traded Fund VI
                    --------------------------------------------
Ladies and Gentlemen:

      We have served as counsel for the First Trust Exchange-Traded Fund VI (the "Trust"), which proposes to offer and sell shares of each of its series (the "Shares"), First Trust Dorsey Wright Momentum & Low Volatility ETF and First Trust Dorsey Wright Momentum & Value ETF (the "Funds"), in the manner and on the terms set forth in Amendment No. 107 and Post-Effective Amendment No. 109 to its Registration Statement on Form N 1A filed on or about August 30, 2018 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, respectively.

      In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Morgan, Lewis & Bockius LLP issued to the Trust or Trust's counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

      Based upon the foregoing, we are of the opinion that:

      The Shares of the Funds may be issued from time to time in accordance with the Trust's Amended and Restated Declaration of Trust dated June 12, 2017 and the Trust's By Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Funds of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by the Funds, will be legally issued, fully paid and non assessable, except that, as set forth in the Amendment, shareholders of the Funds may under certain circumstances be held personally liable for its obligations.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333 182308) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.

                                          Respectfully submitted,

                                          ---------------------------------
                                          CHAPMAN AND CUTLER LLP